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                                                                      EXHIBIT 11
                                                                      ----------

                       COMPUTATION OF EARNINGS PER SHARE
                       ---------------------------------


Primary earnings per common share, as set forth in the consolidated statements of earnings, are computed by dividing net earnings by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Fully diluted earnings per share are computed based on the additional assumption that the Company's 6-3/4% Convertible Subordinated Debentures due 2011 were converted to common stock at the date of issuance with a corresponding increase in net earnings to reflect reduction in related interest expense, net of income taxes, except if anti-dilutive.

These computations are set forth below (in thousands except per share data).



                                                   52 Weeks Ended         53 Weeks Ended        52 Weeks Ended
                                                     January 29,            January 30,           January 25,
                                                        1994                   1993                  1992
                                                   --------------         --------------        --------------
EARNINGS PER COMMON SHARE AND COMMON
EQUIVALENT SHARE:
  Weighted average number of shares
    of common stock and common stock
    equivalents outstanding -
      Primary                                              5,779                 5,785                  5,786
      Fully diluted                                        6,835                 6,841                  6,846
                                                          ------                ------                 ------
                                                          ------                ------                 ------



NET EARNINGS                                              $3,014                $3,910                 $4,218
                                                          ------                ------                 ------
                                                          ------                ------                 ------



NET EARNINGS, adjusted to reflect
  reduction in interest expense
  attributable to convertible
  debentures, net of income tax                           $4,551                $5,447                 $5,755
                                                          ------                ------                 ------
                                                          ------                ------                 ------



NET EARNINGS PER SHARE:
  Primary                                                 $ 0.52                $ 0.68                 $ 0.73
  Fully diluted                                             0.52                  0.68                   0.73
                                                          ------                ------                 ------
                                                          ------                ------                 ------
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